Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 28, 2009, in this Registration Statement on Form S-1 of Lucky Boy Silver Corp., for the registration of shares of its common stock.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Gruber & Company, LLC

Lake Saint Louis, Missouri
June 24, 2011